Exhibit 10.2

STOCKHOLDER LOCK-UP AGREEMENT

___________ ___, 2006

Israel Technology Acquisition Corp.
7 Gush Etzion, 3rd Floor
Givaat Shmuel
Israel 54030
Attention: Israel Frieder, Chief Executive Officer

Re: Lock-Up Agreement

Ladies and Gentlemen:

In connection with the Agreement and Plan of Merger (the “Merger Agreement”), dated February 28, 2006 by and among Israel Technology Acquisition Corp., a Delaware corporation (“Parent”), ITAC Acquisition Subsidiary Corp., a Delaware corporation and a wholly owned subsidiary of Parent and IXI Mobile, Inc., a Delaware corporation (“Company”), and to induce Parent to enter into the Merger Agreement and consummate the Merger (as defined in the Merger Agreement; terms used but not defined in this Lock-Up Agreement shall have the meanings ascribed to them in the Merger Agreement), the undersigned, agrees to neither directly nor indirectly:

(1) sell or offer or contract to sell or offer, grant any option or warrant for the sale of, assign, transfer, pledge, hypothecate, or otherwise encumber or dispose of (all being referred to as a “Transfer”) any legal or beneficial interest in any Closing Shares or Additional Shares receivable in accordance with the terms of the Merger Agreement (the “Restricted Securities”), or

(2) enter into any swap or any other agreement or any transaction that transfers, in whole or in part, directly or indirectly, the economic consequence of ownership of any of the Restricted Securities, whether such swap transaction is to be settled by delivery of any Restricted Securities or other securities of any person, in cash or otherwise, during the “Restricted Period” (as hereinafter defined). As used herein and subject to the provisions set out below in this paragraph, “Restricted Period” means the period commencing on the Closing Date and ending four hundred and fifty (450) days after the Closing Date. Notwithstanding the above, commencing one hundred and eighty (180) days from the Closing Date (the “Partial Release Date”) and at the end of each of the following three (3) ninety (90) day periods, the Restricted Period shall terminate with respect to 25% of the Restricted Securities (for the avoidance of doubt, 25% of the Restricted Securities shall be released on each of the 181st, 271st, 361st and 451st days following the Closing Date), provided however, for a period of three hundred and sixty (360) days from the Closing Date no Transfer of any class of Restricted Securities shall be permitted unless the Last Reported Sales Price immediately prior to such Transfer equals or exceeds $6.00 per share of Parent Common Stock. In addition, following the Partial Release Date the Restricted Period shall terminate immediately (i) with respect to 50% of the Restricted Securities in the event that the Last Reported Sales Price of Parent Common Stock is equal to or exceeds the First Share Price Trigger for the First Share Price Measurement Period and (ii) with respect to all of the Restricted Securities in the event that the Last Reported Sales Price of Parent Common Stock is equal to or exceeds the Second Share Price Trigger for the Second Share Price Measurement Period. This Lock-Up Agreement shall be terminated and be of no further force or effect in the event of a Change of Control.

For the avoidance of doubt, it is understood that all Closing Shares owned by the undersigned and held by the Escrow Agent as Holdback Escrowed Shares shall be considered part of the Closing Shares.

Notwithstanding the foregoing limitations this Lock-Up Agreement will not prevent any Transfer of any or all of the Restricted Securities, either during the undersigned's lifetime or on the undersigned's death, by gift, will or intestate succession, to the undersigned's family members or to trusts, family limited partnerships and similar entities primarily for the benefit of the undersigned or the undersigned's family members; provided, however, that in each and any such event it shall be a condition to the Transfer that the transferee execute an agreement stating that the transferee is receiving and holding the Restricted Securities subject to the provisions of this Lock-Up Agreement and there shall be no further Transfer of the Restricted Securities except in accordance with this Lock-Up Agreement. For purposes of this sub-paragraph, the term family member shall mean spouse, lineal descendants, stepchildren, father, mother, brother or sister of the transferor or of the transferor's spouse. Also notwithstanding the foregoing limitations, in the event the undersigned is an entity rather than an individual, this Lock-Up Agreement will not prevent any Transfer of any or all of the Restricted Securities to the shareholders of such entity, if it is a corporation, to the members of such entity, if it is a limited liability company, or to the partners in such entity, if it is a partnership; provided, however, that in each and any such event it shall be a condition to the Transfer that the transferee execute an agreement stating that the transferee is receiving and holding the Restricted Securities subject to the provisions of this Lock-Up Agreement.

 Any of the Restricted Securities subject to this Lock-Up Agreement may be released in whole or part from the terms hereof upon the approval of the board of directors of Parent and the Committee referred to in the Merger Agreement. In the event that any stockholder of the Company who received Closing Shares or Additional Shares in connection with the Merger and beneficially owns four percent (4%) of the outstanding shares of Parent Common Stock is released in whole or in part by the board of directors of the Parent and the Committee referred to in the Merger Agreement from the terms and conditions of a lock-up agreement substantially similar to this Lock-Up Agreement, the undersigned will be released from the terms and conditions hereof to the same extent such other stockholder.

The undersigned hereby authorizes Parent's transfer agent to apply the appropriate legend to any certificates representing the Restricted Securities issued to the undersigned to reflect the existence and general terms of this Lock-up Agreement.

The undersigned understands that Parent is relying upon this Lock-Up Agreement in proceeding toward consummation of the Merger. The undersigned represents and warrants that the undersigned has full power and authority to enter into this Lock-Up Agreement.

This Lock-up Agreement will be legally binding on the undersigned and on the undersigned's heirs, successors, executors, administrators, conservators and permitted assigns, and is executed as an instrument governed by the law of the State of Delaware.

Very truly yours,

By: _________________________